SEVERANCE AGREEMENT
AND GENERAL RELEASE

This SEVERANCE AGREEMENT AND GENERAL RELEASE (this “Agreement” or “Agreement and General Release”) is made between Mark D. Rogers (“Rogers” or “Employee”) and SCI Services, Inc., a Virginia corporation, and its affiliates, subsidiaries, parent, predecessors, successors, and assigns (referred to herein, collectively and individually, as “Saxon” or “Company”). For purposes of this document, the term “Affiliates” means all affiliates including without limitation Saxon Capital, Inc., a Maryland corporation, and its directly or indirectly wholly-owned subsidiaries.

REASONS FOR AGREEMENT AND GENERAL RELEASE

A. Employee is separating from employment with Saxon.

B. Employee has agreed to comply with certain non-disclosure, non-disparagement, non-solicitation and cooperation provisions and provide a release to the Company in exchange for the consideration from the Company specified below.

AGREEMENT AND GENERAL RELEASE

For and in consideration of the mutual promises and commitments specified herein, the parties agree as follows:

1. Termination. Employee separation from employment with Saxon is effective July 14, 2005 (the “Termination Date”).

2.  General Release. In consideration for the Severance Payment, Employee agrees, for himself and his heirs, representatives, successors, and assigns, that he has been finally and permanently separated from employment with Saxon, and that he waives, releases, and forever discharges Saxon, its owners, shareholders, directors, officers, employees, and agents, to the maximum extent permissible by law, from any and all claims, known or unknown, that he has or may have relating to or arising out of his employment with Saxon and the termination thereof, including but not limited to any claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, or any other federal, state, or local law relating to Employee’s employment, bonus plans, employee benefits, or the termination of employment, excepting only his vested benefits under Saxon’s 401(K) Plan and any COBRA benefits provided in accordance with the provisions of this Agreement and General Release.

3.  Special Disclosure: Age Discrimination Release Notification. The General Release, paragraph includes a Release of all claims under the Age Discrimination in Employment Act (“ADEA”) and, therefore, pursuant to the requirements of the ADEA, Employee acknowledges and agrees:

(a) that he has been advised that this release includes, but is not limited to, all claims of age discrimination under the ADEA arising up to and including the date of execution of this release but does not waive rights or claims that may arise after the date the waiver is executed;

(b) that he is hereby advised to consult with an attorney or other advisor of his choosing before executing this Agreement and General Release concerning his rights and obligations hereunder;

(c) that he has been advised to consider fully this release before executing it;

(d) that he has been offered ample time and opportunity of at least twenty-one (21) days to consider the release before executing it; and

(e) that this release shall become effective and enforceable seven (7) days following the executing of this Agreement and General Release by Employee (the “Effective Date”), during which seven (7) day period Employee may revoke his acceptance of this Agreement and general Release by delivering written notice of revocation to Saxon Capital, Inc., 4860 Cox Road, Suite 300, Glen Allen, VA 23060, Attention: General Counsel. No payments with respect to the Severance Payment shall be made prior to the expiration of this seven-day revocation period.

4. Non-Disclosure.

(a) Nondisclosure of Proprietary Information. At all times during and after Employee's employment with the Company, Employee agrees to keep in strict confidence and trust all Proprietary Information (as defined below) and not to use or disclose (or induce or assist in the use or disclosure of) any Proprietary Information without the prior express written consent of the Company. Employee acknowledges that irreparable injury will result to the Company from Employee’s violation or continued violation of the terms of this Section 2, and Employee expressly agrees that the Company shall be entitled, in addition to damages and any other remedies provided by law, to an injunction or other equitable remedy respecting such violation or continued violation. For purposes of this Agreement and General Release, "Proprietary Information" shall mean information generally unavailable to the public that has been created, discovered, developed or otherwise become known to the Company or in which property rights have been assigned or otherwise conveyed to the Company, including any modifications or enhancements thereto, which information has material economic value or potential material economic value to the Company or the business in which the Company is or will be engaged. Proprietary Information shall include, but not be limited to, financial, sales and distribution information; business plans, strategies and forecasts; lists of employees, employment information, contractors, customers, agents and independent brokers; trade secrets; processes; formulas; data; know-how; negative know-how; improvements; discoveries; developments; designs; inventions; techniques; proposals; reports; client information; and software programs and information (whether or not expressed in written form). Such restrictions on the use or disclosure of Proprietary Information do not extend to any item of information which (i) is publicly known immediately prior to the time of its disclosure, (ii) is lawfully received from a third party not bound in a confidential relationship to the Company or (iii) is published or otherwise made known to the public by the Company.

(b) Return of Proprietary Information and Property. Upon termination of employment, Employee will deliver to the Company all Proprietary Information and any equipment, supplies, facilities and other tangible property owned, leased or contracted for by the Company which property is in Employee's possession as of the date of such termination. including without limitation all paper and electronic company documents including memoranda, customer lists, price lists, marketing materials, reports, and analyses, and all copies thereof, and that he has destroyed any electronic copies of such materials remaining in his possession after he has complied with the requirements of this paragraph.

5.  Non-Disparagement. Employee agrees to refrain from making disparaging remarks, publicly or otherwise, regarding Saxon, its Affiliates, or the employees, officers and directors thereof. Saxon agrees that it will instruct its Human Resources Department staff and all Senior Vice Presidents and above to refrain from making disparaging comments, publicly or otherwise, regarding Employee.

6.  Non-Solicitation. Employee agrees that, for the period beginning on the Effective Date and ending one (1) year from the date of the last payment made pursuant to Section 9 herein, he shall not directly or indirectly solicit, induce or attempt to solicit or induce any Company employee to discontinue his or her employment with the Company or hire any Company employee.

7. Cooperation. Employee agrees that he will make himself reasonably available, for a period of twelve (12) months from the Effective Date, for no more than four (4) hours per month to respond to written or verbal inquiries from Saxon related to Employee’s employment or areas of responsibility with Saxon.

8.  Specific Performance. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Employee agrees that the foregoing covenants, in addition to and not in limitation of any other rights, remedies or damages available to the Company at law, in equity or under this Agreement and General Release, may be enforced by the Company in the event of the breach or threatened breach by Employee, by injunctions and/or restraining orders. If the Company is involved in court or other legal proceedings to enforce its rights under this Agreement, then, in the event the Company prevails in such proceedings, Employee shall be liable for the payment of reasonable attorneys' fees, costs and ancillary expenses incurred by the Company in enforcing its rights hereunder.

9. Payment. Saxon shall pay Employee the total sum of $356,302.00, divided into twenty-four (24) equal installments, less withholdings required by applicable law, each payable on the Company’s scheduled pay dates, beginning on the first scheduled Company pay date after the Effective Date. Such sum and each installment payment shall be referred to individually and collectively as the “Severance Payment.” The Company shall pay Employee any accrued but unused personal time as of the Termination Date, less applicable federal and state withholding taxes and deductions required by law, regardless of whether he signs this Agreement.

10.  Employment Transition Services. The Company shall provide Employee, at the Company’s expense, employment transition services through Lee Hecht Harrison or another provider selected by the Company for a period of six (6) months from the Effective Date. The scope and quantity of services during such 6 month period and any extension to such six (6) month period shall be at the Company’s sole discretion.

11.  Cell Phone. Company shall reasonably cooperate in transferring the individual cell phone account and phone number that may currently be administered by the Company for Employee’s use to Employee. Employee agrees to indemnify and hold Company harmless for any charges or costs incurred after the Termination Date.

12. Medical and Other Coverage. Company shall continue to provide Employee with the medical, dental and vision coverage in effect for Employee and Employee’s dependents as of the Effective Date for a period of twelve (12) months from the Effective Date and shall make deductions from the Severance Payments at the same rate as Employee’s coverage costs, which the Company may adjust in accordance with increases in group coverage costs. Employee may by timely election continue group medical, dental, vision coverage and/or health care flexible spending account, as applicable, pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

13. Taxes. It is understood that the Severance Payment is subject to withholding by Saxon as set out above. Should, for whatever reason, a federal, state, or other governmental authority assert that any part of the Severance Payment is subject to additional federal, state, or local tax, or any additional withholding, Employee understands and agrees that he is responsible for and shall hold Saxon harmless from the payment of any taxes, interest, penalties, levies, or assessments applicable thereto.

14. No Admission. This Agreement and General Release does not constitute an admission by Saxon of any sort as it relates to Employee’s employment and termination.

15. Applicable Law. The parties agree that all questions with respect to the construction and interpretation of the Agreement and General Release or rights or obligations of the parties hereto shall be governed by the laws of the Commonwealth of Virginia.

16. Severability. If any of the provisions, subsections, clauses or phrases (collectively, “Provisions”) of this Agreement and General Release are held to be invalid or unenforceable, all other provisions hereof shall nevertheless continue in full force and effect unless the effect of such severance would defeat the parties’ intent as set forth herein.

17. Entire Agreement.

(a) The parties understand and agree that all terms of this Agreement and General Release are contractual and are not a mere recital. They represent and warrant that they are competent and possess the full and complete authority to covenant and agree as herein provided.

(b) Employee understands, agrees, and represents that the covenants made herein and the releases herein executed may affect rights and liabilities of substantial extent and agrees that the covenants and releases provided herein are in his best interest. Employee represents and warrants that, in negotiating and executing this Agreement and General Release, he has had an adequate opportunity to consult with competent counsel or other representatives of her choosing concerning the meaning and effect of each term and provision hereof, and that there are no representations, promises, or agreements other than those expressly set forth in writing herein.

(c) The parties have carefully read this Agreement and General Release in its entirety; fully understand and agree to its terms and provisions; intend and agree that it is final and binding and understand that, in the event of a breach, either party may seek relief, including damages, restitution, and injunctive relief, at law or in equity, in a court of competent jurisdiction.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing Agreement and General Release this 15th day of July, 2005.

EMPLOYEE:

By: /s/ Mark D. Rogers

Mark D. Rogers

July 15, 2005
____________________________
Date

SCI SERVICES, INC.

/s/ Matthew W. Grey
_____________________________
By: Matthew W. Grey
Its: Senior Vice President

July 15, 2005
_____________________________
Date

STATE OF ____________

COUNTY OF __________
The foregoing instrument was acknowledged and signed before me by ______________________________________ this ______ day of __________________, 2005.

________________________________________
Notary Public

My Commission Expires: _______________

STATE OF ___________

COUNTY OF _________
The foregoing instrument was acknowledged and signed before me by ______________________________________ this ______ day of __________________, 2005.

________________________________________
Notary Public

My Commission Expires: _______________